UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2013

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INNSUITES HOSPITALITY TRUST
(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

InnSuites Hotels Centre, 1625 E. Northern Avenue,
Suite 105, Phoenix, Arizona	85020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (602) 944-1500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 8, 2013, InnSuites Hospitality Trust (the “Trust”) received a letter from the NYSE MKT LLC (f/k/a AMEX) (the “NYSE MKT”) informing the Trust that the staff of the NYSE MKT’s Corporate Compliance Department has determined that the Trust is not in compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide due to the Trust having stockholders’ equity of less than $4.0 million and net losses in three of its four most recent fiscal years.

The NYSE MKT’s letter informed the Trust that, to maintain its listing, it must submit a plan of compliance by February 7, 2013, addressing how it intends to regain compliance with the NYSE MKT’s continued listing standards by January 31, 2014 (the “Plan Period”). The NYSE MKT’s letter provides that if the plan submitted by the Trust is accepted by the NYSE MKT, the Trust may be able to continue its listing during the Plan Period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the Trust’s plan.

The Trust has been monitoring its stockholders’ equity and reviewing potential actions that can be taken to increase its stockholders’ equity to maintain compliance with the NYSE MKT’s listing standards. The Trust intends to submit a proposed plan of compliance to the NYSE MKT by the deadline of February 7, 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After more than 12 years of service, Mr. Anthony Waters, Chief Financial Officer and Chief Technology Officer of the Trust, notified the Trust on January 9, 2013 of his intention to retire effective immediately. Mr. Waters has served as Chief Financial Officer of the Trust since February 25, 2000.

A copy of the press release announcing Mr. Waters’ retirement and the receipt of a non-compliance letter from the NYSE MKT is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of InnSuites Hospitality Trust, dated January 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

By:	/s/ Pamela J. Barnhill
Pamela J. Barnhill
President and Chief Operating Officer

Date: January 14, 2013